Exhibit 15.2

Exhibit To

Form 20-F

January 29, 2007

Norsemont Mining Inc.
Suite 507, 700 West Pender Street
Vancouver, BC
Canada V6C 1G8

Dear Sirs:

Re: Report on the Constancia Project, Peru.

James A. McCrea, P. Geo.:

- has reviewed the summary of the estimate of resources at the Constancia Project in Peru included in the Form 20-F for the year ended December 31, 2006 of Silver Norsemont Mining Resources Inc. ("Norsemont");
- confirms that the summary of an estimate of resources concurs with the estimate contained in my report prepared for the Constancia Project in Peru;
- consents to being referenced in the Form 20-F for the year ended December 31, 2006 of Norsemont; and
- consents to this consent being filed as an Exhibit to the Form 20-F for the year ended December 31, 2006 of Norsemont.

Yours Sincerely,

James A. McCrea

James A. McCrea, P. Geo.